Exhibit 99.1

UNITED REFINING COMPANY INCREASES BANK

CREDIT FACILITY TO $75 MILLION

Warren, PA January 30, 2004, United Refining Company (United), a leading regional refiner and marketer of petroleum products announces completion of an amendment to its secured revolving credit facility (the facility) led by PNC Bank, N.A., a member of The PNC Financial Services Group, Inc., Agent Bank. The amendment increases the maximum facility commitment from $50,000,000 to $75,000,000 effective January 27, 2004. The facility expires on May 9, 2007, and is secured by certain cash accounts, accounts receivable and inventory.

This amendment provides the Company greater flexibility relative to its cash flow requirements in light of market fluctuations, particularly involving crude oil prices and seasonal business cycles. The improved liquidity resulting from the expansion of the facility will assist the Company in meeting its working capital, ongoing capital expenditure needs and for general corporate purposes.

United owns and operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 372 Kwik Fill ® / Red Apple ® and Country Fair ® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation’s largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

Certain statements contained in this release are forward-looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies;

merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions please see reports by United Refining Company filed with the Securities and Exchange Commission. For more on the Company visit United Refining Company’s website at www.urc.com.